Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No. 3 - Dated Monday, September 24, 2012 (To: Prospectus dated August 24, 2012)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DAG6	[]	100.000%	0.750%	[]	Fixed	2.800%	Monthly	10/15/2014	11/15/2012	$3.27	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2013 and Monthly thereafter with 30 Calendar Days Notice.
02006DAH4	[]	100.000%	1.125%	[]	Fixed	3.250%	Monthly	10/15/2015	11/15/2012	$3.79	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2013 and Monthly thereafter with 30 Calendar Days Notice.
02006DAJ0	[]	100.000%	1.300%	[]	Fixed	3.750%	Monthly	10/15/2016	11/15/2012	$4.38	No	Senior Unsecured Notes

Redemption Information: Callable at 100% on 10/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, September 24, 2012 through Friday, September 28, 2012	Ally Financial Inc.
	Trade Date: Friday, September 28, 2012 @ 12:00 PM ET	Ally Financial Term Notes, Series A
Prospectus dated August 24, 2012
Settle Date: Wednesday, October 3, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.